Exhibit 99.1

XERIUM TECHNOLOGIES CONTINUES EUROPEAN COST REDUCTIONS

RALEIGH, NC, November 14, 2012 - Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it has initiated consultation proceedings with the works council at its Huyck Wangner forming fabric facility in Reutlingen, Germany regarding a proposal to eliminate a significant number of positions in an effort to continue to address the Company's cost structure. Due to the nature of the proceedings with the local works council, the Company is not able to provide an estimate of the anticipated restructuring expenses or costs savings at this time.

Commenting on the action, Harold Bevis, the Company's President and Chief Executive Officer said, “This is an important element of the Company's plan to rightsize our cost structure. Despite these anticipated workforce reductions, Huyck Wangner will continue to timely fulfill customer requirements and will maintain its leadership in producing high quality forming fabrics.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”, including those regarding employee reductions and the anticipated timing of those actions. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause estimated employee reductions, the anticipated timing of those reductions and actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) prolonged negotiations with the works council and/or changes in German employment law may materially increase the difficulty and/or costs of these workforce reductions; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (4) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (5) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (6) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (7) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (10) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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Contacts

Xerium Technologies, Inc.
Clifford E. Pietrafitta, Executive Vice President and
CFO, 919-526-1444
IR@xerium.com

Source: Xerium Technologies, Inc.